                                                                     EXHIBIT 2.3

================================================================================


                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF AUGUST 9, 2000

                                  BY AND AMONG

                              DELTEK SYSTEMS, INC.,

                      YANKEE CLIPPER MERGER SUB CORPORATION

                                       AND

                                SEMAPHORE, INC.,

                                  RAYMOND KING,

                                    PAUL CHU

                                       AND

                                NOVAX GROUP, INC.

================================================================================

                                 TABLE OF CONTENTS

Section                                                                                    Page
                                                                                           ----
ARTICLE I....................................................................................1


ARTICLE II...................................................................................6
2.1.     The Merger..........................................................................6
2.2.     Effective Time......................................................................6
2.3.     Effects of the Merger...............................................................7
2.4.     Charter and By-Laws; Board of Directors; Management Succession......................7
2.5.     Merger Consideration................................................................7
2.6.     Conversion of Securities............................................................7
2.7.     Certificates........................................................................9
2.8.     Closing.............................................................................9
2.9.     Closing Obligations.................................................................9
2.10.    Merger Consideration Adjustment....................................................10
2.11.    Adjustment Procedure...............................................................10
2.12.    Tax Election.......................................................................10
2.13.    Tax Allocation.....................................................................11
2.14.    Employee Benefit Plans.............................................................11
2.15.    Debt Repayment.....................................................................11

ARTICLE III.................................................................................11
3.1.     Organization and Good Standing.....................................................11
3.2.     Authority; No Conflict.............................................................12
3.3.     Capitalization.....................................................................12
3.4.     Financial Statements...............................................................13
3.5.     Books and Records..................................................................13
3.6.     Title to Properties; Encumbrances..................................................13
3.7.     Condition and Sufficiency of Assets................................................14
3.8.     Accounts Receivable................................................................14
3.9.     Indebtedness.......................................................................14
3.10.    No Undisclosed Liabilities.........................................................14
3.11.    Taxes..............................................................................14
3.12.    No Material Adverse Change.........................................................15
3.13.    Employee Benefits..................................................................15
3.14.    Compliance with Legal Requirements; Governmental Authorizations....................17
3.15.    Legal Proceedings; Orders..........................................................18
3.16.    Absence of Certain Changes and Events..............................................19
3.17.    Contracts; No Defaults.............................................................20
3.18.    Insurance..........................................................................21
3.19.    Environmental Matters..............................................................21
3.20.    Labor Relations; Compliance........................................................22
3.21.    Intellectual Property..............................................................22
3.22.    Certain Payments...................................................................24
3.23.    Disclosure.........................................................................24
3.24.    Brokers or Finders.................................................................24
3.25.    State Takeover Laws................................................................24


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
ARTICLE IV..................................................................................25
4.1.     Organization and Good Standing.....................................................25
4.2.     Authority; No Conflict.............................................................25
4.3.     Certain Proceedings................................................................25
4.4.     Brokers or Finders.................................................................25


ARTICLE V...................................................................................25
5.1.     Access and Investigations..........................................................25
5.2.     Operation of the Businesses of the Company.........................................26
5.3.     Negative Covenant..................................................................26
5.4.     Required Approvals.................................................................26
5.5.     Notification.......................................................................26
5.6.     No Negotiation.....................................................................26
5.7.     Shareholders Meeting...............................................................26
5.8.     State Takeover Laws................................................................27
5.9.     Covenants of Sellers...............................................................27
5.10.    Reasonable Efforts.................................................................28
5.11.    Company Stock Options..............................................................28
5.12.    Offers of Employment...............................................................28


ARTICLE VI..................................................................................28
6.1.     Approvals of Governmental Bodies...................................................28
6.2.     Reasonable Efforts.................................................................29


ARTICLE VII.................................................................................29
7.1.     Accuracy of Representations........................................................29
7.2.     Sellers' Performance...............................................................29
7.3.     Additional Documents...............................................................29
7.4.     No Proceedings.....................................................................30
7.5.     No Prohibition.....................................................................30
7.6.     Shareholder Approval...............................................................30


ARTICLE VIII................................................................................30
8.1.     Accuracy of Representations........................................................30
8.2.     Parent's & Merger Sub's Performance................................................30
8.3.     Additional Documents...............................................................31
8.4.     No Injunction......................................................................31
8.5.     Shareholder Approval...............................................................31


ARTICLE IX..................................................................................31
9.1.     Termination Events.................................................................31
9.2.     Effect of Termination..............................................................31

ARTICLE X...................................................................................32
10.1.    Survival; Right to Indemnification Not Affected by Knowledge.......................32
10.2.    Indemnification and Payment of Damages by Sellers..................................32
10.3.    Indemnification and Payment of Damages by Parent...................................32
10.4.    Time Limitations...................................................................32
10.5.    Limitations on Amount..............................................................33
10.6.    Bolocan Indemnification............................................................33
10.7.    Procedures for Indemnification--Third Party Claims.................................33
10.8.    Procedure for Indemnification -- Other Claims......................................34
10.9.    Sellers' Representative............................................................34
10.10    Customer Related Claims............................................................34


ARTICLE XI..................................................................................35
11.1.    Expenses...........................................................................35
11.2.    Public Announcements...............................................................35
11.3.    Confidentiality....................................................................35
11.4.    Notices............................................................................36
11.5.    Arbitration........................................................................37
11.6.    Further Assurances.................................................................37
11.7.    Waiver.............................................................................37
11.8.    Entire Agreement and Modification..................................................37
11.9.    No Solicitation....................................................................37
11.10.   Assignments, Successors, and No Third-Party Rights.................................37
11.11.   Severability.......................................................................38
11.12.   Article and Section Headings, Construction.........................................38
11.13.   Time of Essence....................................................................38
11.14.   Governing Law......................................................................38
11.15.   Counterparts.......................................................................38

Schedules

Schedule 2.5(a)(i)    Transaction Fees

Schedule 2.6          Sample Option Calculation

Schedule 7.3(d)       Individuals to Sign Employment Agreements

Exhibits

Exhibits 7.3(a)       Substance of Legal Opinions by Sellers' Counsel

Exhibit 7.3(c)        Form of Estoppel Certificate

Exhibit 7.3(d)        Form of Employment Agreement

Exhibit 7.3(e)        Form of Consulting Agreement

Exhibit 7.3(g)        Form of Escrow Agreement

Exhibit 8.3(a)        Form of Opinion of Reed Smith Hazel & Thomas LLP

                          AGREEMENT AND PLAN OF MERGER

               This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made as of August 9, 2000 by DELTEK SYSTEMS, INC., a Virginia corporation ("PARENT"), YANKEE CLIPPER MERGER SUB CORPORATION, a New York corporation ("MERGER SUB"), and SEMAPHORE, INC., a New York corporation (the "COMPANY"), Raymond King, an individual resident in New York, New York ("KING"), Paul Chu, an individual resident in New York, New York ("CHU"), and NOVAX GROUP, INC., a New York corporation ("NOVAX"; and, collectively with King and Chu, the "SELLERS").

                                     RECITAL

               WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "MERGER"), upon the terms and conditions set forth herein, whereby each issued and outstanding share of Common Stock of the Company, par value $0.001 per share, and each issued and outstanding share of Preferred Stock of the Company, par value $1.00 per share, not owned directly or indirectly by Parent, will be converted in accordance with the provisions of
Section 2.6 of this Agreement;

               WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in the best interest of their respective shareholders;

               NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

               For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

               "ACCOUNTANTS"--as defined in Section 2.11(c).

               "ACCOUNTS RECEIVABLE"--as defined in Section 3.8.

               "ADJUSTMENT AMOUNT"--as defined in Section 2.10.

               "ADJUSTMENT DATE BALANCE SHEET"--as defined in Section 2.11(a).

               "AGGREGATE PREFERRED STOCK LIQUIDITY PREFERENCE"--as defined in
                Section 2.5(a)(ii).

               "AGREEMENT"--as defined in the first paragraph of this Agreement.

               "APPLICABLE CONTRACT"--any Contract listed or required to be listed in the Disclosure Letter.

               "APPRAISAL SHARES"--as defined in Section 2.6(f).

               "BALANCE SHEET"--as defined in Section 3.4.

               "CERCLA"--as defined in Section 3.19(c).

               "CERCLIS"--as defined in Section 3.19.

               "CERTIFICATE OF MERGER"--as defined in Section 2.2.

               "CHU"--as defined in the first paragraph of this Agreement.

               "CLOSING"--as defined in Section 2.8.

               "CLOSING DATE"--the date and time as of which the Closing
                actually takes place.

               "COMMON STOCK GROSS MERGER CONSIDERATION"--as defined in Section
                2.5 (a)(iii).

               "COMPANY"--as defined in the first paragraph of this Agreement.

               "COMPANY COMMON STOCK"--as defined in Section 3.3.

               "COMPANY OTHER BENEFIT OBLIGATION"--an Other Benefit Obligation owed, adopted, or followed by the Company.

               "COMPANY PLAN"--all Plans of which the Company is or was a Plan Sponsor, or to which the Company otherwise contributes or has contributed, or in which the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

               "COMPANY PREFERRED STOCK"--as defined in Section 3.3.

               "COMPANY STOCK OPTIONS" -- as defined in Section 2.6(e).

               "COMPANY STOCK OPTION PLAN"--as defined in Section 2.6(e).

               "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

               "CONSULTING AGREEMENT"--as defined in Section 7.3(e).

               "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

               "COPYRIGHTS"--as defined in Section 3.21(a)(iii).

               "CUSTOMER CLAIMS ACCOUNT" -- as defined in the Escrow Agreement.

               "DAMAGES"--as defined in Section 10.2.

               "DISCLOSURE LETTER"--the disclosure letter delivered by Sellers to Parent concurrently with the execution and delivery of this Agreement.

               "EFFECTIVE TIME"--as defined in Section 2.2.

               "EMPLOYMENT AGREEMENT" --as defined in Section 7.3(d).

               "ENCUMBRANCE"--any mortgage, easement, right of way, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or adverse claim of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.

               "ENTERPRISE DEFERRED REVENUE ADJUSTMENT AMOUNT" -- the difference between the amount of deferred revenue with respect to the Enterprise product that is reflected as of July 31, 2000 on the financial statements of the Company prepared on a consistent basis and the amount therefor reflected on the Adjustment Date Balance Sheet.

               "ENVIRONMENTAL LAWS"--as defined in Section 3.19.

               "ENVIRONMENTAL PERMITS"--as defined in Section 3.19.

               "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

               "ERISA AFFILIATE"--with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC
Section 414.

               "ESCROW AGREEMENT"--as defined in Section 7.3(g).

               "ESCROW AGENT"--as defined in the Escrow Agreement.

               "ESCROW FUND" -- as defined in the Escrow Agreement.

               "ESCROWED FUNDS"--as defined in Section 2.5(a)(iii)(A).

               "EXCHANGE RATIO" -- as defined in Section 2.5(a)(iv)(B).

               "FACILITIES"--any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment currently or formerly owned or operated by the Company.

               "GAAP"--generally accepted United States accounting principles, applied on a consistent basis.

               "GENERAL ACCOUNT" -- as defined in the Escrow Agreement.

               "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, certification, registration, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

               "GOVERNMENTAL BODY"--any:

               (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

               (b) federal, state, local, municipal, foreign, or other government;

               (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

               (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

               "INDEBTEDNESS"--as defined in Section 3.9.

               "INDEMNIFIED PERSONS"--as defined in Section 10.2.

               "INTELLECTUAL PROPERTY ASSETS"--as defined in Section 3.21(a).

               "INTERIM BALANCE SHEET"--as defined in Section 3.4.

               "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

               "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

               "KING"--as defined in the first paragraph of this Agreement.

               "KNOWLEDGE"--Seller and the Company shall be deemed to have "knowledge" of an event, circumstance, fact, occurrence or other matters if any Seller has or reasonably should have actual knowledge thereof after good faith inquiry with the person or persons such Seller reasonably believes would have knowledge of such event, circumstance, fact, occurrence or other matter, including without limitation personnel having supervisory responsibility over the matter in question.

               "LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, court order, consent, decree, regulation, license, permit, statute, or treaty.

               "MARKS"--as defined in Section 3.21(a)(i).

               "MATERIAL ADVERSE EFFECT"--an event, circumstance or condition which would have (A) an effect on the assets, business, financial condition or prospects of the Company such that it would dilute, diminish, substantially curtail or otherwise decrease in a commercially meaningful respect any of the foregoing or (B) a material adverse effect on the ability of the Sellers or the Company to perform under this Agreement or complete the transactions contemplated hereby, except in the case of clause (A) for those changes, events and effects that (i) are directly caused by conditions affecting the United States economy as a whole or affecting the software industry generally, which conditions do not affect the Company in a disproportionate manner, or (ii) are related to or result from announcement or pendency of the transactions contemplated hereby.

               "MERGER"--as defined in the recitals of this Agreement.

               "MERGER CONSIDERATION"--as defined in Section 2.5.

               "MERGER SUB"--as defined in the first paragraph of this Agreement.

               "MULTI-EMPLOYER PLAN"--has the meaning given in ERISA Section 3(37)(A).

               "NOVAX"--as defined in the first paragraph of this Agreement.

               "NYBCL"--as defined in Section 2.1.

              "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

              "ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of organization and limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

              "OTHER BENEFIT OBLIGATIONS"--all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC Section 132.

               "PBGC"--the Pension Benefit Guaranty Corporation, or any successor thereto.

               "PARENT"--as defined in the first paragraph of this Agreement.

               "PARENT PLAN"--as defined in Section 2.6(e).

               "PARENT'S ADVISORS"--as defined in Section 5.1.

               "PARENT'S CLOSING DOCUMENTS"--as defined in Section 4.2(a).

               "PATENTS"--as defined in Section 3.21(a)(ii).

               "PENSION PLAN"--has the meaning given in ERISA Section 3(2)(A).

               "PER SHARE PREFERRED STOCK LIQUIDITY PREFERENCE"--as defined in
Section 2.6(c).

               "PERMITTED ENCUMBRANCES"--(i) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, and (ii) Encumbrances arising in the ordinary course of business by operation of law with respect to an obligation or liability that is not yet due or delinquent or which is being contested d in good faith by appropriate proceedings.

               "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity.

               "PLAN"--has the meaning given in ERISA Section 3(3).

               "PLAN SPONSOR"--has the meaning given in ERISA Section 3(16)(B).

               "PRIOR SHAREHOLDERS"--as defined in Section 7.3(i).

               "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

               "QUALIFIED PLAN"--any Plan that meets or purports to meet the requirements of IRC Section 401(a).

               "RELEASE"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

               "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

               "SCHNABLE"--as defined in Section 10.10(b).

               "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

               "SELLERS"--as defined in the first paragraph of this Agreement.

               "SELLERS' CLOSING DOCUMENTS"--as defined in Section 3.2(a).

               "SELLERS' REPRESENTATIVE" -- as defined in the Escrow Agreement.

               "SHAREHOLDERS MEETING"--as defined in Section 5.7.

               "STANTON CONSULTING AGREEMENT"--as defined in Section 5.12.

               "SUBJECT RECEIVABLES"--as defined in Section 10.10(a).

               "SUBJECT SHARES"--as defined in Section 3.3.

               "SUBSIDIARY"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

               "SUBSTITUTE OPTION"--as defined in Section 2.6(e).

               "SURVIVING CORPORATION"--as defined in Section 2.1.

               "TAKEOVER PROPOSAL"--as defined in Section 5.9(a)(ii).

               "TAX"--any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, estate tax, generation-skipping tax or transfer tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

               "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

               "THREAT OF RELEASE"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

               "TRADE SECRETS"--as defined in Section 3.21(a)(iv).

               "TRANSACTION DOCUMENTS"--this Agreement, the Employment Agreements, the Consulting Agreement, the Certificate of Merger and the Escrow Agreement.

               "TRANSACTION FEES" -- as defined in Section 2.5(a)(i).

               "TRANSFER"--as defined in Section 5.9(a)(iii).

               "WELFARE PLAN"--has the meaning given in ERISA Section 3(1).

                                   ARTICLE II

                                   THE MERGER

               2.1. THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the Business Corporation Law of the State of New York (the "NYBCL"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the NYBCL and shall continue under the name Semaphore, Inc.

               2.2. EFFECTIVE TIME. Concurrently with the Closing, Parent, Merger Sub and the Company will cause a Certificate of Merger (the "CERTIFICATE OF MERGER"), executed in accordance with the relevant provisions of the NYBCL, to be filed with the Secretary of the State of New York. The Merger shall become effective on the date and at the time when the Certificate of Merger has been duly filed with the Secretary of the State of New York (the "EFFECTIVE TIME").

               2.3. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 906 of the NYBCL.

               2.4. CHARTER AND BY-LAWS; BOARD OF DIRECTORS; MANAGEMENT SUCCESSION. (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until changed or amended as provided therein or by applicable law; provided, however, that at the Effective Time, the Certificate of Incorporation shall be amended so that the name of the Surviving Corporation shall be Semaphore, Inc. and further provided, however, that any indemnification provision under the Company's Restated Certificate of Incorporation in effect on the date hereof shall be fulfilled and honored in all respects by the Surviving Corporation. At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until changed or amended as provided therein or by applicable law; provided, however, that any indemnification provision under the Company's By-Laws in effect on the date hereof shall be fulfilled and honored in all respects by the Surviving Corporation.

               (b) From and after the Effective Time, until duly changed in compliance with applicable law and the certificate of incorporation and by-laws of the Surviving Corporation, the board of directors of the Surviving Corporation shall consist of Kenneth E. deLaski.

               (c) From and after the Effective Time, the officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

               2.5 MERGER CONSIDERATION. (a) Subject to the terms and conditions set forth herein in consideration of the Merger and the consummation of the transactions contemplated herein, the aggregate consideration payable by the Parent to the Sellers shall be Ten Million Dollars and No/100 Dollars ($10,000,000) (the "MERGER CONSIDERATION") which shall be allocated and paid as follows:

                       (i) The aggregate amount of fees incurred in connection with the Merger and consummation of the transactions contemplated herein payable in the amounts and to the Persons set forth on Schedule 2.5(a)(i) (the "TRANSACTION FEES");

                       (ii) $1,940,000 (the "THE AGGREGATE PREFERRED STOCK LIQUIDITY PREFERENCE") shall be divided by the number of shares of Company Preferred Stock, issued and outstanding immediately prior to the Effective Time and shall be paid to the holders of the Company Preferred Stock;

                       (iii)  The amount equal to the Merger Consideration minus
(A) the Aggregate Preferred Stock Liquidity Preference and (B) the Transaction Fees shall be the "COMMON STOCK GROSS MERGER CONSIDERATION". On the Closing Date, the Common Stock Gross Merger Consideration will be allocated and paid as follows:

                              A.  $2,100,000  (the "ESCROWED FUNDS") shall be
deposited with the Escrow Agent, of which (x) $1,100,000 shall be allocated to the General Account and (y) $1,000,000 shall be allocated to the Customer Claims Account.

                              B.  An amount equal to the Common Stock Gross
Merger Consideration minus the Escrowed Funds will be divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the result of which will be the "EXCHANGE RATIO") and shall be paid to the holders of the Company Common Stock.

               2.6. CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of any of the Parent, Merger Sub or the Company:

               (a) All shares of Company Common Stock that are held in the treasury of the Company shall be cancelled and consideration shall be delivered in exchange therefor.

               (b) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

               (c) Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a right to receive $1.00 per share (the "PER SHARE PREFERRED STOCK LIQUIDITY PREFERENCE"). All such Company Preferred Stock when so converted, shall no longer be outstanding and shall automatically be cancelled and returned and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto.

               (d) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock referred to in Section 2.6(a) hereof and Appraisal Shares as defined in Section 2.6(f)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a right to receive an amount in cash (U.S. Dollars) per share held equal to the Exchange Ratio. All such Company Common Stock when so converted, shall no longer be outstanding and shall automatically be cancelled and returned and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto.

               (e) (i) At the Effective Time, each stock option granted under the Company's 1999 Incentive Program (the "COMPANY STOCK OPTION PLAN"), whether vested or unvested (each a "COMPANY STOCK OPTION"), shall be terminated and simultaneously replaced with a nonstatutory stock option (a "SUBSTITUTE OPTION") granted under the Deltek Systems, Inc. 1996 Stock Option Plan (the "PARENT PLAN"), on the terms and conditions set forth in (b) below, to acquire the same number of shares of Common Stock of the Parent, par value $0.001 per share, as each holder of such Company Stock Option could have purchased on the Closing Date with the proceeds from such Merger if the holder had exercised his or her Company Stock Options, whether or not then exercisable, in full immediately prior to the Effective Time and then sold and exchanged all the shares issued to him or her upon such exercise pursuant to the Merger; provided that for purposes of determining the proceeds from the Merger that the holder would have received, the per share proceeds payable to the holder shall be calculated on a fully-diluted basis by dividing (i) the Common Stock Gross Merger Consideration, by (ii) the number of shares of Company Stock outstanding on the Closing Date plus the number of shares of Company Stock issuable upon exercise of Company Stock Options, whether or not then exercisable; and provided further that for the purposes of determining the number of shares of Common Stock of the Parent each holder of a Company Stock Option could have purchased, the closing stock price of Parent's Common Stock on the NASDAQ on the Closing Date as set forth in The Wall Street Journal shall be used.

                       (ii) The aggregate option price of each Substitute Option shall be the same as the aggregate option price of each corresponding Company Stock Option. The term of each Substitute Option shall be the portion of the term of each corresponding Company Stock Option remaining as of the Effective Date, subject to earlier termination as provided in the Parent Plan. To the extent that each Company Stock Option was vested prior to the Effective Date, each corresponding Substitute Option shall be vested in an equal proportion (rounded down to the nearest whole share). To the extent that each Substitute Option is unvested, the unvested Substitute Option shall vest in equal installments on each of the first through fifth anniversaries of the Closing Date, subject to earlier termination as provided in the Parent Plan. Each Substitute Option shall otherwise be granted under and subject to the standard terms and provisions of the Parent Plan.

               (f) Notwithstanding any portion of this Agreement to the contrary, any shares of Company Common Stock, held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the NYBCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("APPRAISAL SHARES") shall not be converted into or represent a right to receive cash pursuant to
        Section 2.6(d) but the holder thereof shall only be entitled to receive such rights as granted by the NYBCL.

                       (i) Notwithstanding the foregoing, if any holder of shares of Company Common Stock shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights, then, as of the later of (A) the Effective Time or (B) the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive cash as provided in Section 2.6(d) with no interest thereon upon surrender of the certificate formally representing such shares.

                       (ii) The Company will give Parent prompt notice of its receipt of any written demands for purchase of any shares of Company Common Stock together with copies of such demands. The Company shall permit Parent to participate in all negotiations and proceedings with respect to demands for purchase of any shares of Company Common Stock as may be demanded under the NYBCL. The Company shall not, except with prior written consent of Parent or as required under applicable laws (in which case the Company will notify Parent), voluntarily make any payment with respect to any demands for the purchase of Company Common Stock or offer to settle or settle any such demands.

               2.7. CERTIFICATES. Upon surrender for cancellation to the Parent of all Certificates held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article II, and any Certificate so surrendered shall forthwith be cancelled.

               2.8. CLOSING. The closing (the "CLOSING") provided for in this Agreement will take place at the offices of Parent's counsel at Reed Smith Hazel & Thomas LLP, 3110 Fairview Park Drive South, Falls Church, Virginia 22042, at 10:00 a.m. (local time) on August 9, 2000 or at such other time and place as the parties may agree.

               2.9.    CLOSING OBLIGATIONS.

               (a) At the Closing, the Parent or Merger Sub will deliver the following:

                       (i) To Chu, by wire transfer in immediately available funds, an amount equal to (A) the number of shares of Company Preferred Stock legally owned by Chu multiplied by the Per Share Preferred Stock Liquidity Preference plus (B) the number of shares of Company Common Stock legally owned by Chu multiplied by the Exchange Ratio;

                       (ii) To Novax, by wire transfer in immediately available funds, an amount equal to (A) the number of shares of Company Preferred Stock legally owned by Novax multiplied by the Preferred Stock Liquidity Preference plus (B) the number of shares of Company Common Stock legally owned by Novax multiplied by the Exchange Ratio;

                       (iii) To King, by wire transfer in immediately available funds, an amount equal to the number of shares of Company Common Stock legally owned by King multiplied by the Exchange Ratio;

                       (iv) To the Escrow Agent, by wire transfer in immediately available funds, the amount of the Escrowed Funds;

                       (v) To the Persons identified on Schedule 2.5(a)(i), by wire transfer in immediately available funds, the amounts provided on
Schedule 2.5(a)(i); and

                       (vi)   The documents required by Section 8.3.

               (b) At Closing, the Sellers will deliver the following to Parent or Merger Sub:

                       (i) certificates representing all of the issued and outstanding shares of Company Preferred Stock and Company Common Stock, each duly endorsed for transfer; and

                       (ii)   the documents required by Section 7.3.

               2.10. MERGER CONSIDERATION ADJUSTMENT. THE ADJUSTMENT AMOUNT (which may be a positive or negative number) will be equal to the sum of the net worth of the Company as of July 31, 2000 determined in accordance with GAAP and the Enterprise Deferred Revenue Adjustment Amount.

               2.11.   ADJUSTMENT PROCEDURE.

               (a) Sellers will prepare and will cause the Company's certified public accountants to prepare an unaudited balance sheet of the Company as of July 31, 2000 ("ADJUSTMENT DATE BALANCE SHEET"), including a computation of net worth as of July 31, 2000, and a statement of the Enterprise Deferred Revenue Adjustment Amount. Sellers will deliver the Adjustment Date Balance Sheet, together with the statement of the Enterprise Deferred Revenue Adjustment Amount, to Parent within thirty days after the Closing Date. If, within thirty days following delivery of the Adjustment Date Balance Sheet and statement of Enterprise Deferred Revenue Adjustment Revenue Amount, Parent has not given Sellers notice of Parent's objection to the Adjustment Date Balance Sheet in accordance with GAAP (such notice must contain a statement of the basis of Parent's objection) or the statement of Enterprise Deferred Revenue Adjustment Amount, then the net worth reflected in the Adjustment Date Balance Sheet and Enterprise Deferred Revenue Adjustment Amount set forth in the statement thereof will be used in computing the Adjustment Amount.

               (b) On the tenth business day following the final determination of the Adjustment Amount, if the Adjustment Amount is greater than zero, Parent will pay to Sellers the Adjustment Amount (with Chu receiving 40%, King receiving 50% and Novax receiving 10%), and if the Adjustment Amount is less than zero, Parent shall deliver written instructions to the Escrow Agent to pay the Parent such amounts from the General Account of the Escrow Fund until the Adjustment Amount has been paid in full. All payments will be made together with interest at the Escrow Agent's prime rate of interest as announced from time to time, compounded daily beginning on the Closing Date and ending on the date of payment. Payments must be made in immediately available funds.

               (c) If Parent gives notice of objection under Section 2.11(a) or if Sellers object to Parent's notice under Section 10.10, then the issues in dispute will be submitted to Grant Thornton LLP or such other independent and reputable accounting firm as is mutually agreeable to Parent and Sellers' Representative and which has not worked for any of Parent, Company, Sellers or Surviving Corporation, or any affiliate of any of them, within three years prior to the date of the dispute (the "ACCOUNTANTS"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and
(iii) Parent and Sellers will each bear 50% of the fees of the Accountants for such determination.

               (d) For all purposes of this Section 2.11, Parent shall be entitled to deal exclusively with and rely exclusively upon Sellers' Representative.

               2.12. TAX ELECTION. The parties agree that Parent may elect for federal income tax purposes pursuant to Section 338 of the IRC in its sole and absolute discretion to treat the definitive merger stock purchase hereunder as an asset purchase for income tax purposes. In the event Parent makes such an election, Sellers agree to cooperate with Parent to the extent necessary to make such election;

provided Sellers shall not be required to litigate such matters or incur any out-of-pocket expense in connection with their cooperation.

               2.13. TAX ALLOCATION. Parent may allocate the Merger Consideration among the assets of the Company as Parent deems appropriate which shall be subject to approval by Sellers not to be unreasonably withheld. Sellers agree to execute, in their capacities as former officers of the Company, any and all filings which are prepared by Parent pursuant to Section 1060 of the Code and applicable state code sections consistent with such allocations which are to be submitted to the Internal Revenue Service and any applicable state departments of revenue.

               2.14. EMPLOYEE BENEFIT PLANS. Parent agrees to cause the Surviving Corporation to continue to maintain all Company Plans, except for the Company's 401(k) Plan and the Company Stock Option Plan, or amend the Parent's benefit plans to cover employees at the Surviving Corporation, with such continued or amended benefit plans to provide their respective applicable benefits on terms and conditions which, in the aggregate, are at least as favorable to all participants and beneficiaries as in effect immediately prior to the Closing Date for a period of at least twelve (12) months following the Closing Date; provided, however, that if changes in law require any such terms to be modified, Parent or Surviving Corporation may change such terms to the extent required to comply with such laws.

               2.15. DEBT REPAYMENT. On the Closing Date, Parent will pay by wire transfer in immediately available funds all indebtedness of the Company set forth on Part 3.9 of the Disclosure Letter. In exchange therefor, Sellers will cause the lenders to acknowledge the full satisfaction of such indebtedness, to cancel all promissory notes, and to deliver to Parent documentation to the satisfaction of Parent and signed by such lenders, to release all Encumbrances on or against any of the Company's property or assets, including without limitation UCC-3 termination statements to release all Encumbrances set forth on
Part 3.6(b) of the Disclosure Letter.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

               The Company and each Seller, jointly and severally, represents and warrants as follows:

               3.1. ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing, and in good standing under the laws of New York, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Applicable Contracts, except where the failure to have such power or authority, individually and in the aggregate, would not have a Material Adverse Effect. Except as set forth in Part 3.1 of the Disclosure Letter, the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified, individually and in the aggregate, would not have a Material Adverse Effect. The Company has delivered to Parent copies of the Organizational Documents of the Company, as currently in effect. The Company has no Subsidiaries.

               3.2.    AUTHORITY; NO CONFLICT.

               (a) This Agreement constitutes the legal, valid, and binding obligation of the Company and each Seller, enforceable against the Company and each Seller in accordance with its terms. Upon the execution and delivery by the Company and Sellers as applicable, of the Escrow Agreement, the Employment Agreements, the Consulting Agreement and the Certificate of Merger (collectively, the "SELLERS' CLOSING DOCUMENTS"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of the Company and each Seller party thereto, enforceable against the Company and each Seller party thereto in accordance with their respective terms.

               (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by the Transaction Documents will, directly or indirectly (with or without notice or lapse of time):

               (i)     contravene, conflict with, or result in a violation of
        (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the shareholders of the Company;

               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by the Transaction Documents or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of the assets owned or used by the Company is subject;

               (iii) except as set forth on Part 3.2 of the Disclosure Letter, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

               (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company;

        except, in the case of clauses (ii), (iii) and (iv) above, for contraventions, conflicts, violations, breaches and Encumbrances, which, individually and in the aggregate, would not have a Material Adverse Effect.

               Except as set forth in Part 3.2 of the Disclosure Letter and for the approval of this Agreement and the Merger by the requisite vote of the shareholders of the Company and the filing of the Certificate of Merger with the Secretary of the State of New York, neither the Company nor any Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by the Transaction Documents. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to adopt this Agreement. No other vote of the shareholders of the Company is required by law, the Company Organizational Documents or otherwise in order for the Company to consummate the Merger and the transactions contemplated by this Agreement.

               3.3. CAPITALIZATION. (a) The authorized equity securities of the Company consists of 10,000,000 shares of common stock, par value $0.001 per share ("COMPANY COMMON STOCK"), of which 6,526,314 shares are issued and outstanding and 2,000,000 shares of preferred stock par value $1.00 per share ("COMPANY PREFERRED STOCK"), of which 1,940,000 are issued and outstanding. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except for this Agreement and as disclosed on Part 3.3(a) of the Disclosure Letter, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person. Except pursuant to the terms of options issued pursuant to the Company Stock Option Plan, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock. As of the date of this Agreement, no shares of Company Common Stock are reserved for issuance, except for 1,032,937 shares of Company Common Stock reserved for issuance upon exercise of stock options granted pursuant to the Company Stock Option Plan. The Company has previously provided Parent with a list of the option holders, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under an applicable Company Stock Plan. In no event will the aggregate number of shares of Company Common Stock outstanding at the Effective Time exceed the number specified in Part 3.3(a) of the Disclosure Letter. The aggregate payment due to the holders of the Company Preferred Stock as a result of the Merger is $1,940,000.

               (b)     Each Seller owns the Company Common Stock identified on
Part 3.3(b) of the Disclosure Letter (as to each Seller, the "SUBJECT SHARES") free and clear of any Encumbrances whatsoever (except for restrictions on transfer imposed generally by applicable securities laws and as disclosed on
Part 3.3(b) of the Disclosure Letter). Such Seller has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares held by such Seller. No proxies or powers of attorney have been granted with respect to the Subject Shares that will remain in effect after the execution of this Agreement. Except for this Agreement, no voting arrangement (including voting agreements or voting trusts) affecting the Subject Shares shall remain in effect after the execution of this Agreement.

               3.4. FINANCIAL STATEMENTS. Set forth as Part 3.4 to the Disclosure Letter are, and the Company has previously delivered to Parent: (a) unaudited balance sheets of the Company as at December 31 in each of the years 1997 through 1998, and the related unaudited statements of income, changes in shareholders' equity, and cash flow for each of the fiscal years then ended including the notes thereto, (b) a balance sheet of the Company as at December 31, 1999 (the "BALANCE SHEET"), and the related statements of income for the fiscal year then ended, and (c) an unaudited balance sheet of the Company as at June 30, 2000 (the "INTERIM BALANCE SHEET") and the related unaudited statements of income for the six months then ended. Such financial statements and notes fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP (except as disclosed under "accounting treatment" on Part 3.16 to the Disclosure Letter), subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet) and except that the financial statements consist only of balance sheets and income statements for the relevant dates or periods and do not contain any other financial statements that may be required by GAAP; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements and except as disclosed in Part 3.16 of the Disclosure Letter. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

               3.5. BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

               3.6. TITLE TO PROPERTIES; ENCUMBRANCES. Part 3.6(a) of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests real property held or owned by the Company. The Company owns (with good title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own and that are necessary for the conduct of the business of the Company as presently conducted, including all of the properties and assets reflected in the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6(a) of the Disclosure Letter and personal property sold since the date of the Interim Balance Sheet in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Interim Balance Sheet (except for personal property acquired and sold since the date of the Interim Balance Sheet in the ordinary course of business and consistent with past practice). All material properties and assets of the Company are free and clear of all Encumbrances (other than Permitted Encumbrances) and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except as set forth in Part 3.6(b) of the Disclosure Letter.

               3.7. CONDITION AND SUFFICIENCY OF ASSETS. The equipment of the Company is in good operating condition and repair, and is adequate for the uses to which it is being put, and none of the equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not, individually or in the aggregate, material in nature or cost. The buildings, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing. The Company has all easements, rights of way and other real property rights which are necessary for the ownership, use and operation of its properties, assets and business.

               3.8. ACCOUNTS RECEIVABLE. Except for receivables relating to the Company's Enterprise product, all accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid and enforceable obligations arising from sales actually made or services actually performed or to be performed in the ordinary course of business.

               3.9 INDEBTEDNESS. Part 3.9 of the Disclosure Letter sets forth all outstanding indebtedness of the Company, including the principal amount of such indebtedness, the applicable rate of interest, the lender and the scheduled maturity date of such indebtedness (the "INDEBTEDNESS"). The Company has provided to the Parent all documentation relating to the Indebtedness. Except as set forth on Part 3.9 of the Disclosure Schedule, the Company has no other indebtedness.

               3.10. NO UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities and performance obligations incurred in the ordinary course of business since the respective dates thereof.

               3.11.   TAXES.

               (a) The Company has filed or caused to be filed (on a timely basis since June 30, 1995) all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment against the Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter or are being contested in good faith, as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet and which are not, individually or in the aggregate, material.

               (b) The United States federal and state income Tax Returns of the Company are closed by the applicable statute of limitations for all taxable years through December 31, 1998. The Tax Returns of the Company have not been subject to any audit adjustments to the U.S. federal income Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since December 31, 1997, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, neither the Company nor any Seller has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable. Except as disclosed on Part 3.11 of the Disclosure Letter, no audit or other proceeding by any Governmental Body is pending or threatened with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company.

               (c) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person. The Company is not currently subject to an agreement or requirement to make any adjustment pursuant to Section 481 of the IRC by reason of any change in any accounting method of the Company and there is no application pending with any Governmental Body requesting permission for any changes in any accounting period. The Company is not a "foreign person" within the meaning of the IRC.

               (d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. The Company is not, and within the three-year period preceding the Closing Date has not been, an "S" corporation as defined in Section 1361 of the IRC.

               3.12.   NO MATERIAL ADVERSE CHANGE.  Except as set forth in Part
3.12 of the Disclosure Letter, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, or condition of the Company.

               3.13.   EMPLOYEE BENEFITS.

               (a)(i) Part 3.13(a)(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations, and identifies as such all Company Plans that are Qualified Plans.

               (ii) There is not now nor has there ever been a Company Plan which is subject to Title IV of ERISA or which is otherwise subject to the minimum funding requirements imposed under IRC Section 412 and ERISA
        Section 302.

               (iii) There is not now nor has there ever been a Company Plan which is a Multi-Employer Plan.

               (iv) Part 3.13(a)(iv) of the Disclosure Letter sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

               (b)     Sellers have delivered to Parent:

               (i) all documents that set forth the terms of each Company Plan or Company Other Benefit Obligation and any related trust, custodial account or other funding vehicle;

               (ii) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

               (iii) all contracts with third party administrators, actuaries, investment managers, insurers, consultants, and other independent contractors that relate to any Company Plan or Company Other Benefit Obligation;

               (iv) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

               (v) all notices that were given by the Company or any Company Plan to the IRS, the PBGC, or the U.S. Department of Labor, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13;

               (vi) all notices that were given by the IRS, the PBGC, or the U.S. Department of Labor to the Company or any Company Plan within the four years preceding the date of this Agreement; and

               (vii) with respect to Company Plans which are Qualified Plans, the most recent determination letter (and where an application for same is pending, a copy of the application, and a copy of the acknowledgment from the IRS of receipt of such application), if any, and with respect to Company Plans which are Welfare Plans, the most recent ruling concerning the tax-exempt status of any voluntary employees' beneficiary association under IRC Section 501(c)(9), if any, under which assets of such Welfare Plan are held and invested (and where an application for same is pending, a copy of such application).

               (c)     Except as set forth in Part 3.13(c) of the Disclosure
        Letter:

               (i) The Company has performed all of its obligations under all Company Plans and Company Other Benefit Obligations except where the failure to perform, individually or in the aggregate, would not have a Material Adverse Effect.

               (ii) No statement, either written or oral, has been made by Sellers or the Company to any Person with regard to any Company Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that would have a Material Adverse Effect.

               (iii) The Company, with respect to all Company Plans and Company Other Benefits Obligations is, and each Company Plan and Company Other Benefit Obligation is, in compliance in all material respects with ERISA, the IRC, and other applicable Legal Requirements including the provisions of such Legal Requirements expressly mentioned in this
        Section 3.13, and with any applicable collective bargaining agreement. Without limiting the foregoing, except for circumstances which, individually and in the aggregate, would not have a Material Adverse Effect,

               (A) no transaction prohibited by ERISA Section 406 and no "prohibited transaction" under IRC Section 4975(c) other than exempt transactions have occurred with respect to any Company Plan;

               (B) the Company has no liability to the IRS with respect to any Company Plan or any excise tax liability imposed by Chapter 43 of the IRC;

               (C) the Company has no liability to pay any civil penalty under ERISA Section 502 or Section 4071;

               (D) all filings required by ERISA and the IRC as to each Company Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided;

               (iv) Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and, except for the Company 401(k) Plan, without the vesting or acceleration of any benefits promised by such Plan.

               (v) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

               (vi) Other than claims for benefits submitted by participants or beneficiaries in the ordinary course of business, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to the knowledge of Sellers and the Company, threatened.

               (vii) Each Qualified Plan which is a Company Plan materially satisfies, in form and operation the requirements of IRC Section 401(a); each trust for each such Plan materially satisfies the requirements for exemption from federal income tax under IRC Section 501(a). The Company has no voluntary employees' beneficiary association under IRC Section 501(c)(9). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

               (viii) Since the last valuation date for each Pension Plan of the Company, no event has occurred or circumstance exists that would materially increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease materially, or the amount by which benefit liabilities exceed assets to increase materially.

               (ix) Except to the extent required under ERISA Section 601 et seq. and IRC Section 4980B, the Company provides no health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

               (x) No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under IRC Section 280G or Section 4999; nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

               (xi) The consummation of the transactions contemplated by the Transaction Documents will not result in the payment, vesting, or acceleration of any benefit.

               3.14. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

               (a)     Except as set forth in Part 3.14(a) of the Disclosure
        Letter:

               (i) the Company is, and at all times since June 30, 1997 has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to comply, individually and in the aggregate, has not had and will not have a Material Adverse Effect;

               (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, except for violations or failures which, individually and in the aggregate, would not have a Material Adverse Effect, (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature or (C) may result in the imposition of lien against the Company or any its property under any Legal Requirement, except where the occurrence of such event or existence of such circumstance, individually or in the aggregate, would not have a Material Adverse Effect; and

               (iii) the Company has not received, at any time since June 30, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

               (b) Part 3.14(b) of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company and that is material to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14(b) of the Disclosure Letter:

               (i) the Company is, and at all times since June 30, 1997, has been, in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in
        Part 3.14(b) of the Disclosure Letter, except where the failure to comply, individually and in the aggregate, has not had and will not have a Material Adverse Effect;

               (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, except where such violations and failures to comply, individually and in the aggregate, would not have a Material Adverse Effect or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter;

               (iii) the Company has not received, at any time since June 30, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization;

               (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies; and

               (v) Sellers know of no reason why the Governmental Authorizations held by the Company will not be reissued or transferred in the ordinary course if required as a result of the execution and consummation of this Agreement.

The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its businesses in the manner currently conducted and operate such businesses and to permit the Company to own and use its assets in the manner in which currently owned and used, except where the failure to have required Government Authorizations would not, individually or in the aggregate, result in a Material Adverse Effect.

               3.15.   LEGAL PROCEEDINGS; ORDERS.  (a) Except as set forth in
Part 3.15(a) of the Disclosure Letter, there is no Order or pending Proceeding:

               (i) that has been commenced by or against the Company or that otherwise relates to the business or operations of, or any of the assets owned or used by, the Company, except where an adverse result, individually and in the aggregate, would not have a Material Adverse Effect; or

               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by the Transaction Documents.

To the knowledge of Sellers and the Company, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

               (b)     Except as set forth in Part 3.15(b) of the Disclosure
        Letter:

               (i) the Company is, and at all times since June 30, 1997, has been, in compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject, except where the failure to comply, individually and in the aggregate, has not had and will not have a Material Adverse Effect;

               (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject, except where such violations or failures, individually and in the aggregate, would not have a Material Adverse Effect; and

               (iii) the Company has not received, at any time since June 30, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

               3.16. ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course of business and there has not been any:

               (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

               (b)     amendment to the Organizational Documents of the Company;

               (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

               (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

               (e) damage to or destruction or loss of any asset or property of the Company (including without limitation the discovery of any bug or virus in any of the Intellectual Property Assets of the Company), whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

               (f) entry into, termination of, or receipt of notice of termination of (i) any license (other than end-user licenses in the ordinary course of business), distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $85,000;

               (g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

               (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $25,000;

               (i)     change in the accounting methods used by the Company; or

               (j) agreement, whether oral or written, by the Company to do any of the foregoing.

               3.17. CONTRACTS; NO DEFAULTS. (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Parent copies, of:

               (i) each Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $85,000;

               (ii) each Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $85,000;

               (iii) each Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company in excess of $85,000;

               (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property;

               (v) each licensing, assignment or non-disclosure agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation, the assignment or the non-disclosure of any of the Intellectual Property Assets;

               (vi) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees and each employment contract with any employee;

               (vii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

               (viii) each Contract containing covenants that in any way purport to restrict the business activity of the Company or any of its Affiliates or limit the freedom of the Company or any of its Affiliates to engage in any line of business or to compete with any Person;

               (ix) each power of attorney that is currently effective and outstanding;

               (x) each written warranty, guaranty, indemnification and or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business; and

               (xi) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

               (b) Except as set forth in Part 3.17(b) of the Disclosure Letter, each Applicable Contract is in full force and effect and is valid and enforceable in accordance with its terms.

               (c)     (i)   the Company is, and at all times since June 30,
1997 has been, in compliance with all applicable terms and requirements of each Applicable Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound, except where the failure to comply, individually and in the aggregate, has not and will not have a Material Adverse Effect;

               (ii) to the Company's knowledge, each other Person that has or had any obligation or liability under any Applicable Contract under which the Company has or had any rights is, and at all times since June 30, 1997 has been, in compliance with all applicable terms and requirements of such Applicable Contract, except where the failure to comply, individually and in the aggregate, has not had and will not have a Material Adverse Effect;

               (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or, to the Company's knowledge, other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract, except where such contraventions, conflicts and violations, individually and in the aggregate, would not have a Material Adverse Effect; and

               (iv) the Company has not given to or received from any other Person, at any time since June 30, 1997, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

               3.18.   INSURANCE.

               (a) Part 3.18(a) of the Disclosure Letter lists all insurance Contracts to which the Company is a party or a third party beneficiary.

               (b)     Except as set forth on Part 3.18(b) of the Disclosure
Letter:

               (i) All such insurance Contracts listed in Part 3.18(a) of the Disclosure Letter are (A) valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed; (D) are sufficient for compliance with all Legal Requirements and Applicable Contracts to which the Company is a party or by which it is bound; and (E) will continue in full force and effect following the consummation of the transactions contemplated by the Transaction Documents.

               (ii) The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or any director thereof.

               (iii) The Company has given notice to the insurer of all claims that may be insured thereby.

               3.19. ENVIRONMENTAL MATTERS. (a) The Company has held and holds all permits, licenses, certificates and authorizations ("ENVIRONMENTAL PERMITS") required under all applicable laws, ordinances, regulations, rules, requirements, orders and judgments to conduct its business as presently conducted and relating to use, treatment, storage, handling or disposal of materials or the discharge of chemicals, gases or other substances or materials into the environment (the "ENVIRONMENTAL LAWS"), and all such Environmental Permits are in full force and effect. The Company has not violated nor is it in violation of any requirements of any Environmental Laws in connection with the conduct of its business or in connection with the use, maintenance or operation of any real property now or previously owned, used, leased or operated by it or any appurtenances thereto or improvements thereon, other than violations which would not have a Material Adverse Effect. There are no present or past conditions relating to the Company or, to the Company's knowledge, relating to any real property now or previously owned, used or operated by it or improvements thereon or real property previously owned, used or operated by the Company or any of its present or past affiliates that could lead to any liability of the Company for violation of the Environmental Laws, other than liabilities which, individually and in the aggregate, would not have a Material Adverse Effect. The Company has not received notice from any authority charged with the enforcement of Environmental Laws of a violation of any requirements of any Environmental Laws, no proceeding is pending to revoke or limit any Environmental Permit held by the Company and there is no basis for any such proceeding.

               (b) There has been no release by the Company of any hazardous or toxic materials, pollutants or contaminants in, on or affecting any properties now or previously owned, leased or operated by the Company. To the knowledge of the Company, no underground or above-ground storage tanks are located at any property now or previously owned or leased by the Company.

               (c) The Company has not received any notice that any property now or previously owned, operated or leased by the Company is listed or is proposed for listing on the National Priorities

List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), or the Comprehensive Environmental Response, Compensation and Liability Information System List ("CERCLIS") or on any similar state or foreign list of sites requiring investigation or cleanup; and no lien has been filed against either the personal or real property of the Company under any Environmental Law, regulation promulgated thereunder or order issued with respect thereto.

               3.20. LABOR RELATIONS; COMPLIANCE. The Company has not been and is not now a party to any collective bargaining or other labor Contract. Since June 30, 1997, there has not been, there is not presently pending or existing, and to the knowledge of Sellers and the Company there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. The Company has complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, except where the failure to comply, individually or in the aggregate, has not had and will not have, a Material Adverse Effect. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

               3.21. INTELLECTUAL PROPERTY. (a) The term "INTELLECTUAL PROPERTY ASSETS" includes:

               (i) the name "Semaphore", all business names, trade names, logos, registered and unregistered trademarks, service marks, and applications for trademarks and service marks (collectively, "MARKS");

               (ii) all patents, patent applications, and inventions and/or discoveries that may be patentable (collectively, "PATENTS");

               (iii) all copyrights in both published works and unpublished works, including without limitation the Company's web site(s)(collectively, "COPYRIGHTS"); and

               (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, code, data, process technology, plans, drawings, and blue prints (collectively, "TRADE SECRETS"); owned, used, or licensed by the Company as licensee or licensor.

               (b) Part 3.21(b) of the Disclosure Letter contains a complete and accurate list, including whether any royalties are to be paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product, end-user customer licenses in the ordinary course of business and perpetual, paid-up licenses for commonly available software programs with a value of less than $2,500 per product per annum under which the Company is the licensee. There are no outstanding and, to the knowledge of Sellers and the Company, no threatened disputes or disagreements with respect to any such agreement.

               (c)(i) The Intellectual Property Assets are all those necessary for the operation of the Company's business as currently conducted. Except as set forth in Part 3.21(c) of the Disclosure Letter, the Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances except for Permitted Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets.

               (ii) Except as set forth in Part 3.21(c) of the Disclosure Letter, all former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee or the Company may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

               (d) The Company does not own, of record or beneficially, and has not applied for, any Patents.

               (e) (i) Part 3.21(e) of the Disclosure Letter contains a complete and accurate list of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances. All marks currently are in use by the Company.

               (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

               (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the knowledge of Sellers and the Company, no such action is threatened with the respect to any of the Marks.

               (iv) To the knowledge of Sellers and the Company, there is no potentially interfering trademark or trademark application of any third party.

               (v) No Mark is infringed or, to the knowledge of Sellers and the Company, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

               (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

               (vii) The Company has taken reasonable steps to protect its rights to the Marks, including preventing third parties from improperly using confusingly similar marks.

               (f)(i) Part 3.21(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Encumbrances.

               (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

               (iii) No Copyright is infringed or, to the knowledge of Sellers and the Company, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

               (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

               (g)(i) Sellers and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Company's Trade Secrets.

               (ii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the knowledge of Sellers and the Company, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

               (iii) No Trade Secret has been alleged to have been misappropriated from any third party, or challenged or threatened in any way. None of the Trade Secrets used by the Company infringes or is alleged to infringe any rights of a third party.

               (h) To the extent that the Company has technical documentation for the Company's products, it includes the source code and schematics for all software programs, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. To the extent it exists, such technical documentation also includes any program (including compilers), "workbenches," tools, and higher level (or "proprietary") language used for the development, maintenance, and implementation of the software programs.

               (i) Except as set forth in Part 3.21(i) of the Disclosure Letter, the software programs comprising the Company's products do not contain any programs, routine, device or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop dead device, malicious logic, worm, Trojan horse, or trap door, which is designed to delete, disable, deactivate, interfere with or otherwise harm the software programs or any user's hardware, data or other programs, or which is intended to provide unauthorized access or produce unauthorized modifications.

               (j) The software programs comprising the Company's products are capable of performing all functions specified in the applicable related technical documentation both prior to and following January 1, 2000, including, but not limited to, date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values which reflect the correct century.

               3.22. CERTAIN PAYMENTS. Since June 30, 1997, neither the Company nor any director, officer, agent, or employee of the Company, or to the knowledge of Sellers and the Company any other Person acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

               3.23.   DISCLOSURE.

               (a) No representation or warranty of the Company or the Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

               (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they are made, not misleading.

               3.24. BROKERS OR FINDERS. Except for fees due to Corum Group Inc., which are solely the obligation of Sellers, none of Sellers, the Company and their respective officers or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

               3.25. STATE TAKEOVER LAWS. The board of directors of the Company has, to the extent such statute is applicable, taken all action (including appropriate approvals of the board of directors of the Company) necessary to exempt the Company and affiliates, the Merger, this Agreement and the transactions contemplated hereby and thereby from Section 912 of the NYBCL. To the knowledge of the Company, no other state takeover statutes are applicable to the Merger, this Agreement or the transactions contemplated hereby or thereby.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

               Parent and Merger Sub, jointly and severally, represent and warrant as follows:

               4.1. ORGANIZATION AND GOOD STANDING. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia. Merger Sub is a corporation duly organized validly existing and in good standing under the laws of New York.

               4.2.    AUTHORITY; NO CONFLICT.

               (a) This Agreement constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms. Upon the execution and delivery by Parent and Merger Sub, as applicable, of the Employment Agreements, the Consulting Agreement, the Certificate of Merger and the Escrow Agreement (collectively, the "PARENT'S CLOSING DOCUMENTS"), the Parent's Closing Documents will constitute the legal, valid, and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent or Merger Sub in accordance with their respective terms. Parent and Merger Sub each have the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Parent's Closing Documents, as applicable, and to perform their respective obligations under this Agreement and the Parent's Closing Documents, as applicable.

               (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation or performance of any of the transactions contemplated by the Transaction Documents by Parent or Merger Sub will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated by the Transaction Documents pursuant to: (i) any provision of the Organizational Documents of Parent or Merger Sub; (ii) any resolution adopted by the board of directors or the shareholders of Parent or Merger Sub; (iii) any Legal Requirement or Order to which Parent or Merger Sub may be subject; or (iv) any material contract to which Parent is a party or by which Parent may be bound.

Except as set forth in Schedule 4.2, Parent is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by the Transaction Documents.

               4.3. CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Parent or Merger Sub and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by the Transaction Documents. To the knowledge of Parent and Merger Sub, no such Proceeding has been threatened.

               4.4. BROKERS OR FINDERS. Neither parent nor Merger Sub, nor their respective officers and agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                                    ARTICLE V

                   COVENANTS OF SELLERS PRIOR TO CLOSING DATE

               5.1. ACCESS AND INVESTIGATIONS. Between the date of this Agreement and the Closing Date, Sellers and the Company will (a) afford Parent and its Representatives and prospective lenders and their Representatives (collectively, "PARENT'S ADVISORS") full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Parent and Parent's Advisors with copies of all such contracts, books and records, and other existing documents and data as

Parent may reasonably request, and (c) furnish Parent and Parent's Advisors with such additional financial, operating, and other data and information as Parent may reasonably request.

               5.2. OPERATION OF THE BUSINESSES OF THE COMPANY. Between the date of this Agreement and the Closing Date, Sellers and the Company will:

               (a) conduct the business of the Company only in the ordinary course of business;

               (b) use all reasonable efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

               (c) confer with Parent concerning operational matters of a material nature; and

               (d) otherwise report periodically to Parent concerning the status of the business, operations, and finances of the Company.

               5.3. NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, neither Sellers nor the Company not to, without the prior consent of Parent, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

               5.4. REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Sellers and the Company will make all filings required by Legal Requirements to be made by it in order to consummate the transactions contemplated by the Transaction Documents. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to, (a) cooperate with Parent with respect to all filings that Parent elects to make or is required by Legal Requirements to make in connection with the transactions contemplated by the Transaction Documents, and (b) cooperate with Parent in obtaining all consents identified in Schedule 4.2 .

               5.5. NOTIFICATION. Between the date of this Agreement and the Closing Date, each Seller will promptly notify Parent in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a misrepresentation in or breach of any of the representations and warranties of the Company and the Sellers as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a misrepresentation in or breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers and the Company will promptly deliver to Parent a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Parent of the occurrence of any breach of any covenant of Sellers in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely.

               5.6. NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Article IX, neither Sellers nor the Company will directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Parent) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

               5.7. SHAREHOLDERS MEETING. The Company shall duly call, give notice of, convene and hold a meeting of its shareholders (the "SHAREHOLDERS MEETING") for the purpose of voting on the adoption of this Agreement and approval of the Merger and, through its board of directors, will recommend to its shareholders adoption of this Agreement. The Company shall convene the

Shareholders Meeting within 20 days of the date of this Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement shall be submitted to the Company's shareholders at the Shareholders Meeting whether or not the board of directors of the Company determines at any time that this Agreement is no longer advisable and recommends that shareholders reject it. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of the shareholders required to effect the Merger. The Company will take all actions required under the NYBCL to notify its shareholders that appraisal rights are available for Company Common Stock pursuant to Section 910 of the NYBCL including sending a copy of Section 910 of the NYBCL to its shareholders. The Company will promptly inform Parent of the dates on which such notice was sent.

               5.8. STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the Company and its board of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

               5.9. COVENANTS OF SELLERS. (a) Until the termination of this Agreement in accordance with Article IX, each of the Sellers independently agree as follows:

               (i) At any meeting of the shareholders of the Company called to vote upon the Merger or this Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to this Merger or this Agreement is sought, the Sellers shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of this Agreement and the approval of the terms thereof and each of the other transactions contemplated by this Agreement.

               (ii) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the shareholders' vote, consent or other approval is sought, each of the Sellers shall vote (or cause to be voted) such Seller's Subject Shares against (x) any merger agreement or merger (other than this Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any similar transaction (a "TAKEOVER PROPOSAL"),
        (y) any amendment of the Company's Certificate of Incorporation or By-Laws, which amendment would in any manner impede, frustrate, prevent or nullify the Merger, this Agreement or any of the other transactions contemplated by this Agreement or change in any manner the voting rights of any class of capital stock of the Company, or (z) any action or agreement which would result in a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement. Each of the Sellers further agrees not to commit or agree to take any action inconsistent with the foregoing.

               (iii) Each of the Sellers agrees not to (x) sell, transfer, exchange, redeem, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "TRANSFER"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of such Seller's Subject Shares to any person or (y) enter into any voting arrangement (other than this Agreement), whether by proxy, voting agreement or otherwise, in relation to such Seller's Subject Shares, and agrees not to commit or agree to take any of the foregoing actions.

               (iv) The Sellers, as shareholders of the Company, shall not, nor shall the Sellers, as officers/directors of the Company, permit any officer, director or employee or any investment banker, attorney, accountant, agent or other advisor or representative of the Sellers to,
        (x) solicit, initiate or knowingly encourage the submission of any Takeover Proposal, (y) enter into any agreement with respect to a Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person (as defined in this Agreement) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes any Takeover Proposal.

               (v) Each of the Sellers shall notify Parent promptly (but in no event later than 24 hours) after receipt by such Seller, as a Seller of the Company, or such Seller, as an officer/director of the Company, becoming aware, of any Takeover Proposal or any request for nonpublic information in connection with a Takeover Proposal or for access to the properties, books or records of such party by any Person or entity that informs such party that it is considering making, or has made, a Takeover Proposal.

               (vi) Each of the Sellers hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or the transactions contemplated by this Agreement that such Seller may have by virtue of ownership of the Subject Shares.

               (b) Each of the Sellers acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Section
5.9 of this Agreement by such Seller, and that any such breach would cause Parent irreparable harm. Accordingly, each of the Sellers agrees that in the event of any breach or threatened breach of this Agreement by such Seller, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

               (c) In the event that any of the Sellers or any officer, employee, advisor, consultant or representative thereof or hereto is a director or officer of the Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any of the Sellers or any officer, employee, advisor, consultant or representative thereof or thereto to take or in any way limit any action that such Seller may take to discharge the fiduciary duties of such Seller as a director or officer of the Company.

               5.10. REASONABLE EFFORTS. Between the date of this Agreement and the Closing Date, Sellers will use all reasonable efforts to cause the conditions in Articles VII and VIII to be satisfied.

               5.11. COMPANY STOCK OPTIONS. Between the date of this Agreement and the Closing Date, neither the Sellers nor the Company shall take any action to cause any of the Company Stock Options to become vested or exercisable.

               5.12. OFFERS OF EMPLOYMENT. The Company shall assist Parent in making, and the Sellers shall cause the Company to assist Parent in making, offers of employment to those employees listed on Schedule 7.3(g) and shall make a good faith effort to cause each such employee to enter into an Employment Agreement. The Company shall also assist Parent in obtaining a consulting agreement with John Stanton (the "Stanton Consulting Agreement").

                                   ARTICLE VI

            COVENANTS OF PARENT AND MERGER SUB PRIOR TO CLOSING DATE

               6.1. APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Parent will and Merger Sub will make all filings required by Legal Requirements to be made by them to consummate the transactions contemplated by the Transaction Documents. Between the date of this Agreement and the Closing Date, Parent and Merger Sub will cooperate with the Company with respect to all filings that the Company is required by Legal Requirements to make in connection with the transactions contemplated by the Transaction Documents, and (ii) cooperate with Sellers and the Company in obtaining all consents identified in Part 3.2 of the Disclosure Letter.

               6.2. REASONABLE EFFORTS. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Parent and Merger Sub will use all reasonable efforts to cause the conditions in Articles VII and VIII to be satisfied.



                                   ARTICLE VII

      CONDITIONS PRECEDENT TO PARENT'S AND MERGER SUB'S OBLIGATION TO CLOSE

               Parent's and Merger Sub's obligation to take the actions required to be taken by Parent and Merger Sub at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent, in whole or in part):

               7.1. ACCURACY OF REPRESENTATIONS. All of the representations and warranties of the Company and the Sellers in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

               7.2. SELLERS' PERFORMANCE. All of the covenants and obligations that Sellers or the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

               7.3. ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Parent:

               (a) opinions of Jones Day Reavis and Pogue and Plummer & Plummer LLP, dated the Closing Date, covering the substantive issues identified on Exhibit 7.3(a);

               (b) the Consents listed on Part 3.2 to the Disclosure Letter, in a form acceptable to Parent;

               (c) estoppel certificates executed on behalf of (i) Malwin Realty Co., (ii) IRP Muller Associates, LLC, (iii) Robinson Development and (iv) Cosmopolitan at Mears Parks, LLC, dated as of a date not more than 20 days prior to the Closing Date, each in the form of Exhibit 7.4(c);

               (d) employment agreements in the form of Exhibit 7.3(d) by such employees to whom the Parent made offers of employment under Section 5.12 (collectively, "EMPLOYMENT AGREEMENTS");

               (e) consulting agreement in the form of Exhibit 7.3(e) executed by King (the "CONSULTING AGREEMENT") and the Stanton Consulting Agreement;

               (f) a certificate executed by Sellers and the Company representing and warranting to Parent and Merger Sub as to the matters set forth in Sections 7.1 and 7.2 hereof;

               (g) Parent and Sellers will enter into an escrow agreement in the form of Exhibit 7.3(g) (the "ESCROW AGREEMENT") with SunTrust Bank (the "ESCROW AGENT");

               (h) documentation relating to the pay-off of the Indebtedness owed to the lenders named on Part 3.9 of the Disclosure Letter, and release of the Encumbrances listed on Part 3.6(b) of the Disclosure Letter, including, without limitation, pay-off letters acknowledging the repayment in full of the Indebtedness and waiving and releasing any further rights or claims each lender may have against the Company or its assets; cancelled promissory notes; UCC-3 termination statements; and such other documentation necessary to release the Encumbrances listed on Part 3.6(b) of the Disclosure Letter, in form and substance satisfactory to Parent and Merger Sub.

               (i) documentation evidencing the purchase of shares of Company Common Stock by the Sellers from Cyber Biz Ventures, D.J. AMC, Inc., Jian Hang Lu and James Fang (the "PRIOR SHAREHOLDERS") and a release executed by each Prior Shareholder of any and all claims such Prior Shareholder may have against the Company;

               (j) a release executed by Chu and Novax releasing the Company from any and all claims Chu may have against the Company relating to the Preferred Stock and payment of the Aggregate Preferred Stock Liquidity Preference;

               (k) all books and records of the Company held by any Seller, including any books and records maintained at each Seller's home;

               (l) documentation to the satisfaction of Parent and Merger Sub evidencing the release by Chu of any and all liens or Encumbrances Chu may have on any shares of Company Common Stock owed by King;

               (m) documentation to the satisfaction of Parent and Merger Sub evidencing the termination at no cost to the Company of any employment agreements between the Company and Chu or King in effect immediately prior to the Effective Time; and

               (n)     such other documents as Parent may reasonably request.

               7.4. NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by the Transaction Documents, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by the Transaction Documents.

               7.5. NO PROHIBITION. Neither the consummation nor the performance of any of the transactions contemplated by the Transaction Documents will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Parent or any Person affiliated with Parent to suffer any material adverse consequence under, any applicable Legal Requirement or Order.

               7.6. SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been adopted and approved by the shareholders of the Company.

                                  ARTICLE VIII

              CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

               Sellers' and the Company's obligation to take the actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

               8.1. ACCURACY OF REPRESENTATIONS. All of the representations and warranties of Parent and Merger Sub in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

               8.2. PARENT'S AND MERGER SUB'S PERFORMANCE. All of the covenants and obligations that Parent or Merger Sub is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

               8.3. ADDITIONAL DOCUMENTS. Parent must have caused the following documents to be delivered to Sellers:

               (a) an opinion of Reed Smith Hazel & Thomas LLP, dated the Closing Date, in the form of Exhibit 8.3(a); and

               (b) a certificate executed by Parent as to the matters set forth in Sections 8.1 and 8.2 hereof; and

               (c)     Parent and Sellers will enter into the Escrow Agreement.

               (d) such other documents as Sellers or the Company may reasonably request.

               8.4. NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the Merger or the other transactions contemplated hereby, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

               8.5. SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been adopted and approved by the shareholders of the Company.



                                   ARTICLE IX

                                   TERMINATION

               9.1. TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

               (a) by either Parent or the Company if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

               (b) (i) by Parent if any of the conditions in Article VII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Parent to comply with its obligations under this Agreement) and Parent has not waived such condition on or before the Closing Date; or (ii) by the Company, if any of the conditions in Article VIII has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date;

               (c)     by mutual consent of Parent and the Company; or

               (d) by either Parent or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 9, 2000, or such later date as the parties may agree upon.

               9.2. EFFECT OF TERMINATION. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1, 11.3 and 11.9 will survive; provided that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                    ARTICLE X

                            INDEMNIFICATION; REMEDIES

               10.1. SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. Subject to Section 10.4, all representations, warranties, covenants, and obligations in this Agreement, and any certificate delivered pursuant to this Agreement will survive the Closing.

               10.2. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Sellers, jointly and severally, will indemnify and hold harmless Parent, the Company, and their respective Representatives, shareholders, controlling persons, and affiliates (collectively, the "INDEMNIFIED PERSONS") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including but not limited to commercially reasonable costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising, directly or indirectly, from or in connection with:

               (a) any misrepresentation in or breach of any representation or warranty made by the Company or Sellers in this Agreement (without, unless the parties otherwise mutually agree in writing, giving effect to any supplement to the Disclosure Letter);

               (b) any breach by the Company or either Seller of any covenant or obligation of the Company or a Seller in this Agreement;

               (c) (i) any claim by or liability other than relating to the receivables described in clause (ii) hereof to any customer (including, without limitation, Schnable) of the Company's Enterprise product or services relating thereto or any compromise negotiated by Parent with respect to any potential claims or liabilities relating to the performance of such product or the providing of such services, or (ii) any failure of any customer of the Company's Enterprise product to pay by the first anniversary of the Closing Date any receivable reflected on the books and records of the Company as of July 31, 2000 (net of any reserve therefor reflected therein);

               (d) any liability for Taxes payable by, assessed against or relating to the Sellers;

               (e) any increased consideration required to be paid by Parent or Merger Sub as a result of any action for rights of appraisal by any shareholder of the Company and the costs and expenses incurred in connection therewith;

               (f) any claims for breach of fiduciary duty by Sellers in connection with this Agreement, the Merger and the transactions contemplated hereby; provided, however, in no event shall the indemnity provided in this clause (f) cover any liability incurred on or after August 9, 2000 as a result of the Company's termination of the Semaphore, Inc. 401(k) Profit Sharing Plan (such termination effective as of August 8, 2000) for which Sellers or any other party are entitled to indemnification under the By-laws of the Company as in effect on the Closing Date;

               (g)     any claim by or liability to David Bolocan.

               10.3. INDEMNIFICATION AND PAYMENT OF DAMAGES BY PARENT. Parent will indemnify and hold harmless the holders of the Company Common Stock on the Closing Date, and will pay to such holders pro rata the amount of any Damages arising, directly or indirectly, from or in connection with (a) any misrepresentation in or breach of any representation or warranty made by Parent in this Agreement or in any certificate delivered by Parent pursuant to this Agreement, or (b) any breach by Parent of any covenant or obligation of Parent in this Agreement.

               10.4. TIME LIMITATIONS. If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3 and 10.2(e) and (f) unless on or before the first anniversary of the Closing Date Parent notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Parent; a claim with respect to Section 3.3 and 10.2(e) and (f) may be made at any time. If the Closing occurs, Parent will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the first anniversary of the Closing Date Sellers notify Parent of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

               10.5. LIMITATIONS ON AMOUNT. (a) Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in
Section 10.2 until the total of all Damages with respect to such matters exceeds $85,000, and then only for the amount by which such Damages exceed $85,000.

                       (b) Parent will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.3 until the total of all Damages with respect to such matters exceeds $85,000, and then only for the amount by which such Damages exceed $85,000.

                       (c) The amount of Damages for which indemnification is provided under this Agreement (and the amount for which such party may seek indemnification pursuant to Article X) will be computed net of any insurance proceeds actually received by the Indemnified Person in connection with such Damages, reduced by all costs and expenses related to obtaining such recovery and any premium increase or expense resulting therefrom.

                       (d) Except in the case of willful misrepresentation or fraud, the liability of the Sellers in respect of any matter arising under or in connection with this Agreement or the transactions contemplated hereby (whether such claim is framed in contract or tort or arises hereunder or any other instrument or document or otherwise at law or equity) shall be limited to the assets in the Customer Claims Account of the Escrow Fund in the case of claims under Section 10.2(c)(ii) and to the assets in the General Account of the Escrow Fund in all other cases, and no Seller shall have any personal liability on account thereof. The foregoing shall not be construed to prohibit injunctive relief for any violation of any obligation of confidentiality or noncompetition.

                       (e) Except in the case of willful misrepresentation or fraud or for claims for indemnification under the Certificate of Incorporation or the By-laws of the Company, the liability of the Parent and Merger Sub of any matter arising under or in connection with this Agreement or the transactions contemplated hereby (whether such claim is framed in contract or tort or arises hereunder or any other instrument or document or otherwise at law or equity) shall be limited to $2,100,000.

                       (f) Except in the case of willful misrepresentation or fraud, the sole and exclusive remedy for all monetary claims arising under or in connection with this Agreement or the transactions contemplated hereby, including any claim for breach of representation warranty, covenant or agreement, shall be a Claim for indemnification under this Article X

                       (g) The liability of any Person under this Agreement for any event or occurrence giving rise to a Claim under this Article X shall in no event include consequential or punitive damages; provided however that the limitation of liability contained in this Section 10.5 shall not apply to indemnification with respect to any third party claims.

                       (h) In no event shall Parent or Merger Sub be entitled to recover Damages in respect of any Claim under this Article X, where Parent has benefited from an accrual, reserve or other accounting treatment covering the same Damages by virtue of the final determination of the Adjustment Amount under Section 2.10 of this Agreement.

               10.6. BOLOCAN INDEMNIFICATION. The limitations set forth in Sections 10.4 and 10.5 shall not apply to the indemnification set forth in
Section 10.2(g).

               10.7.   PROCEDURES FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

               (a)     Promptly after receipt by an indemnified party under
Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

               (b) If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party unless the indemnifying party is contesting application of indemnity in good faith.

               (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

               10.8. PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought specifying in reasonable detail the particulars of the claim.

               10.9 SELLERS' REPRESENTATIVE. For the purposes of this Article X, Parent and Merger Sub shall be entitled to deal exclusively with, and rely exclusively upon, Sellers' Representative.

               10.10.  CUSTOMER RELATED CLAIMS. (a) Section 10.5(a) and Section
10.8 shall not apply to any claim by Parent or Merger Sub pursuant to Section 10.2(c)(ii). Parent and Sellers understand and agree that while it is the intent of Parent to (and to cause the Surviving Corporation to) collect all receivables recorded on the books and records of the Company, Parent may find it desirable to compromise such receivables in order to prevent customer claims or complaints. Parent agrees to negotiate in good faith with Sellers' Representative as to the amount of any compromise, the migration of any Enterprise customer to Parent's Advantage product and an equitable sharing of any customer compromise. No such compromise by Parent with respect to customer receivables or negotiation with Sellers' Representative as to equitable sharing shall adversely affect Parent's ability to recover amounts from Sellers pursuant to Section 10.2(c)(ii), except to the extent Parent so consents in writing. Except where Parent determines in its good faith judgement that such compromise is necessary or appropriate for continued customer goodwill, Parent agrees to use commercially reasonable efforts to collect (and to cause the Surviving Corporation to collect) the customer receivables identified in clauses (ii) of Section 10.2(c) (the "SUBJECT RECEIVABLES") as soon as reasonably practicable after Closing. Such efforts may include, without limitation, soliciting account debtors and their billing representatives. All monies collected by Parent or Surviving Corporation after the Closing Date from the receivables account debtors shall be applied as indicated by the account debtor on its remittance. Not later than 30 days after the first anniversary of the Closing Date, Parent shall deliver to Sellers and the Escrow Agent a reasonably detailed the report setting forth the collection status of the Subject Receivables, and Parent's claim against the Customer Claims Account, if any, with respect to the Subject Receivables. The calculation of the such claim by Parent shall be deemed acceptable to Sellers and final, except to the extent Sellers shall have given Parent and the Escrow Agent a notice of dispute not more than 30 days after Sellers receive Parent's report. Any such dispute shall be resolved in accordance with the financial dispute resolution mechanism set forth in Section 2.11(c). If it is finally determined in accordance with the procedures above that an adjustment is owed to Parent, Parent shall recover such adjustment from the Customer Claims Account of the Escrow Fund in accordance with the Escrow Agreement.

               (b) In the event that Customer shall deliver to Parent within thirty days of the Closing Date a written notice from Schnable Engineering Associates, Inc. ("SCHNABLE") stating that Schnable is satisfied with the Enterprise product and has or will promptly pay without reduction all amounts then due from Schnable, which written notice is reasonably acceptable to Parent in its sole discretion, then Parent shall promptly deliver notice to the Escrow Agent directing the Escrow Agent to deliver to Sellers $100,000 from the General Account of the Escrow Fund.

                                   ARTICLE XI

                               GENERAL PROVISIONS

               11.1. EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by the Transaction Documents, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Company not to incur any out-of-pocket expenses in this Agreement, except for the commercially reasonable fees of the Company's accountants incurred in connection with assisting Arthur Andersen, LLP's review of the Adjustment Date Balance Sheet. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

               11.2. PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by the Transaction Documents will be issued, if at all, at such time and in such manner as Parent and the Company mutually shall determine. Except for a press release to be jointly agreed upon and issued as of the signing of this Agreement and any other press release Parent determines in its judgment is necessary or appropriate for the continuation of its share repurchase program, unless consented to by Parent or Sellers, as the case may be, in advance or required by Legal Requirements, prior to the Closing Sellers and Parent shall, and shall cause the Company to, keep this Agreement and the terms and conditions hereof strictly confidential and may not make any disclosure of this Agreement or the terms and conditions hereof to any Person. Sellers and Parent will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated by the Transaction Documents, and Parent will have the right to be present for any such communication.

               11.3. CONFIDENTIALITY. From the date of this Agreement for a period of two (2) years thereafter, Parent, the Company and Sellers will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, and not use to the detriment of another party any written information stamped "confidential" when originally furnished by another party or the in connection with this Agreement or the transactions contemplated by the Transaction Documents or identified in writing as such by the disclosing party or entity promptly following its disclosure or of a nature that a reasonable person, when viewing such, would conclude that such information is proprietary or of a nature intended to be of a confidential nature, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by the Transaction Documents, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Notwithstanding the foregoing, after the Closing Date Parent may disclose any such confidential information of the Company as Parent may determine. If the transactions contemplated by the Transaction Documents are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request and certify in writing to the other party that if has done so, except that one copy of all such materials may be maintained by the non-disclosing party's counsel in a sealed file to be available in the event of a dispute in connection herewith.

               11.4. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier, provided that a copy is mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                      The Company:           3 East 28th Street
                                             5th and 11th floors
                                             New York, NY  10016
                      Attention:             Raymond King
                      Facsimile No.:         (415) 977-9239

                      with a copy to:        Jones Day Reavis & Pogue
                                             599 Lexington Avenue
                                             New York, NY 10022
                      Attention:             Conrad E. J. Everhard
                      Facsimile No.:         (212) 755-7396

                      Chu and Novax:         23 Northdale Road
                                             White Plains, NY  10605
                      Attention:             Paul Chu
                      Facsimile No.:

                      King:                  727 Washington Street
                                             New York, NY  10014
                      Attention:             Raymond King
                      Facsimile No.:

                      with a copy to:        Jones Day Reavis & Pogue
                                             599 Lexington Avenue
                                             New York, NY 10022
                      Attention:             Conrad E. J. Everhard
                      Facsimile No.:         (212) 755-7396

                      Parent, Merger Sub
                      and the Surviving
                      Corporation:           8280 Greensboro Drive
                                             McLean, VA  22102-3841
                      Attention:             Paul G. Levy
                      Facsimile No.:         (703) 734-1146
                      with a copy to:        Reed Smith Hazel & Thomas LLP
                                             8251 Greensboro Drive
                                             Suite 1100
                                             McLean, VA  22102-3844
                      Attention:             Robert E. Gregg
                      Facsimile No.:         (703) 734-4699


               11.5. ARBITRATION. In the event that any controversy or claim arising out of or relating to this letter, or any breach thereof, is not resolved by agreement of the parties (except for disputes for which injunctive relief is sought), then the same shall be submitted to arbitration in the County of Fairfax, Virginia, in accordance with the rules of the American Arbitration Association then in effect. There shall be three arbitrators, one chosen by each party and the third chosen by the two party appointed arbitrators. After a hearing, the arbitrator shall decide the controversy and render a written decision setting forth the issues adjudicated, the resolution thereof and the reasons for the award. The Parties shall share the fees and expenses of the arbitrators equally, and each shall bear their own counsel's fees; provided, however, that the arbitrators shall have the option, upon request of any party, to require that one party pay the fees and expenses of each arbitrator, the administrative fee of the American Arbitration Association and the expenses, including, without limitation, the commercially reasonable attorneys' fees, and costs of the requesting party where the target of such request brought or defended the controversy or claim at issue in bad faith or in a spurious nature. The award of the arbitrator shall be conclusive and binding upon the parties and shall be specifically enforceable by any court having jurisdiction over either party by the entry of judgment upon the award. For purposes of enforcement of the Sections 11.3 and 5.9, injunctive or other appropriate relief shall be available, notwithstanding the provisions above.

               11.6. FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

               11.7. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

               11.8. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Parent and certain Sellers dated July 18, 2000) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

               11.9. NO SOLICITATION. Without the prior written consent of the Company, for a period commencing the date of this Agreement and ending on the earlier of the Closing Date or one year after the date of this Agreement neither the Parent nor any of the Parent's Representatives will solicit or cause to be solicited the employment of or employ, any person who is now employed by the Company. Without the prior written consent of the Parent, for a period of one year commencing the date of this Agreement and ending, in the case of the Company on the earlier of the Closing Date or one year after the date of this Agreement and in the case of the Sellers one year after the date of this Agreement, neither the Company nor any Seller will solicit or cause to be solicited the employment of or employ, any person who is now employed by Parent or in the case of the Sellers, the Surviving Corporation.

               11.10. ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Parent may assign any of its rights under this Agreement to any Subsidiary of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

               11.11. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

               11.12. ARTICLE AND SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article", "Articles", "Section" or "Sections" refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

               11.13. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

               11.14. GOVERNING LAW. This Agreement will be governed by the laws of the Commonwealth of Virginia without regard to conflicts of law principles.

               11.15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

               IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



                                 DELTEK SYSTEMS, INC.

                                 By:
                                    --------------------------------------------

                                 Name:  Kenneth E. deLaski

                                 Title:  President and Chief Executive Officer

                                 YANKEE CLIPPER MERGER SUB CORPORATION

                                 By:
                                    --------------------------------------------

                                 Name:  Kenneth E. deLaski

                                 Title:  President

                                 SEMAPHORE, INC.

                                 By:
                                      ------------------------------------------

                                 Name:
                                      ------------------------------------------

                                 Title:
                                         ---------------------------------------



                                 -----------------------------------------------
                                 Raymond King


                                 -----------------------------------------------
                                 Paul Chu


                                 NOVAX GROUP, INC.

                                 By:
                                     -------------------------------------------

                                 Name:
                                      ------------------------------------------

                                 Title:
                                        ----------------------------------------